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                                                                    Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-119412 of Boston Scientific Corporation on Form S-3 of our report dated May 7, 2004, relating to the consolidated balance sheets of Advanced Bionics Corporation as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended appearing in the Current Report on Form 8-K/A of Boston Scientific Corporation filed on August 6, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP

Los Angeles, California
November 3, 2004